Exhibit 5.1

JONES DAY
North Point • 901 Lakeside Avenue
Cleveland, Ohio 44114-1190
Telephone: (216) 586-3939 • Facsimile: (216) 579-0212

November 17, 2003

Parker-Hannifin Corporation
6035 Parkland Blvd.
Cleveland, OH 44124-4141

Re:	Up to $775,000,000 Aggregate Principal Amount of Medium-Term Notes, Series A

Ladies and Gentlemen:

      We are acting as special counsel for Parker-Hannifin Corporation, an Ohio corporation (the “Company”), in connection with the issuance of up to $775,000,000 aggregate principal amount of Medium-Term Notes, Series A, of the Company (the “Notes”), to be issued pursuant to that certain Indenture, dated as of May 3, 1996 (the “Indenture”), between the Company and National City Bank, as Trustee (the “Trustee”).

      In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to qualifications and limitations stated herein, we are of the opinion that when the Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and delivered to the agents pursuant to the Amended and Restated U.S. Distribution Agreement, dated as of November 17, 2003, by and between the Company and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co., ABN AMRO Incorporated, Banc of America Securities LLC and McDonald Investments Inc. against payment of the consideration therefor as provided for therein, the Notes will be validly issued and will constitute valid and binding obligations of the Company.

      Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the States of New York and Ohio. We express no opinion with respect to any law of any other jurisdiction.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement (File No. 333-82806) and to the reference to us under the caption “Validity of the Notes” in the Prospectus Supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day Jones Day